Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated November 18, 2011, with respect to the consolidated financial statements and dated February 18, 2011 with respect to the internal controls over financial reporting included in the Current Report of Complete Production Services, Inc. on Form 8-K dated November 18, 2011. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Complete Production Services, Inc. on Forms S-8 (File No. 333-136350, effective August 7, 2006; File No. 333-141628, effective March 28, 2007; File No. 333-151091, effective May 22, 2008 and File No. 333-159440, effective May 22, 2009).
/s/ Grant Thornton LLP
Houston, Texas
November 18, 2011